Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION OF
HB-PS HOLDING COMPANY, INC.
     HB-PS HOLDING COMPANY, INC. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:
     1. The name of the Company is HB-PS HOLDING COMPANY, INC. The date of filing of its original Certificate of Incorporation with the Secretary of State was August 17, 1990. The Company was originally incorporated under the name “PS-HB Holding Company, Inc.”
     2. This Amended and Restated Certificate of Incorporation was duly adopted by the directors of the Company, acting through its Executive Committee, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
     3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Restated Certificate of Incorporation of the Company.
     4. The text of the Restated Certificate of Incorporation is further amended to read as herein set forth in full:
     FIRST: The name of the corporation is HB-PS Holding Company, Inc.
     SECOND: The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Company’s registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The Corporation shall be authorized to issue one (1) class of Common Stock. The total number of shares of Common Stock that the Corporation shall have authority to issue is ten thousand (10,000), and the par value of each such share shall be One Cent ($.01).
     FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Company.
     SIXTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Company shall be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Company existing immediately prior to such repeal or modification.
     SEVENTH: Each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the

Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.
     EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Company, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Company may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.
     NINTH: The Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HB-PS HOLDING COMPANY, INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
     The undersigned, Michael J. Morecroft, being the President and Chief Executive Officer of HB-PS Holding Company, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:
     1. The Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolutions amend Article FIRST of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:
     “FIRST: The name of the corporation is Hamilton Beach, Inc.”
     2. The proposed amendment as set forth above has been duly adopted by the stockholder of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Michael J. Morecroft, its President and Chief Executive Officer, and attested by Kathleen L. Diller, its Secretary, this 24th day of April 2007.

/s/ Michael J. Morecroft
Michael J. Morecroft
President and Chief Executive Officer

     I, Kathleen L. Diller, the Secretary of the Corporation, do hereby attest that the foregoing Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and, in witness whereof, I have hereunto set my hand this 24th day of April 2007.

/s/ Kathleen L. Diller
Kathleen L. Diller
Secretary